Exhibit 10.3

Newell Brands Inc.

Amendment to Management Bonus Plan

The Organizational Development & Compensation Committee (the “Committee”), pursuant to the authority granted under Section 10.1 of the Newell Brands Inc. Management Bonus Plan (the “Plan”), hereby amends the Plan as follows:

•	The Tax Cuts and Jobs Act of 2017 (the “TCJA”) has eliminated the exception from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for qualified performance-based compensation payable to “covered employees,” effective for tax years beginning on or after January 1, 2018. Accordingly, the provisions of the Plan intended to permit the grant of qualified performance-based compensation under Section 162(m) of the Code, as in effect before the TCJA, shall no longer apply with respect to Bonus Awards (as defined in the Plan) granted on or after January 1, 2018, except as described below.

•	Towards that end, for Bonus Awards granted on or after January 1, 2018, except as described below, (i) Corporate Performance Objectives (as defined in the Plan) for such Bonus Awards may be based on any business criteria the Committee may determine and need no longer be determined in accordance with the requirements of the Newell Rubbermaid Inc. 2013 Incentive Plan, or the timing or certification requirements under the Plan, relating to awards intended to constitute qualified performance-based compensation under Section 162(m) of the Code, as in effect before the TCJA; (ii) the Committee may establish Bonus Awards solely under the “Inner Plan” provisions of the Plan (and may disregard the provisions of the Plan regarding the “Outer Plan” and “Maximum Bonus Award” that were intended to qualify Bonus Awards as qualified performance-based compensation under Section 162(m) of the Code, as in effect before the TCJA; (iii) for the Bonus Awards described above, the Committee now reserves the authority to increase or decrease the Preliminary Bonus Award (as defined in the Plan) for any participant as the Committee in its discretion determines appropriate; and (iv) the provisions of the Plan intended to satisfy the exception for qualified performance-based compensation under Section 162(m) of the Code, as in effect before the TCJA, shall no longer be applicable for Bonus Awards granted on or after January 1, 2018, except as set forth below.

•	Notwithstanding the foregoing, Bonus Awards granted under the Plan prior to January 1, 2018, or on or after such date pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified thereafter, shall continue to be governed by the terms of the Plan prior to this amendment to the extent necessary for any such Bonus Awards to continue to qualify as qualified performance-based compensation under Section 162(m) of the Code, as in effect prior to the TCJA, in accordance with and under the special transition rule for Bonus Awards granted and outstanding as of November 2, 2017 or pursuant to a legally binding contract in effect on such date and not materially modified thereafter.